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                              EXHIBIT NUMBER 4(a)3

            CONTRACT FOR DISPOSAL OF 25% INTEREST IN HANGZHOU ZHONGCE

Vendor                              :    China Enterprises Limited ("Party A")
Registered Office                   :    Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda
Registered Representative           :    Dr. Chan Kwok Keung, Charles

Purchaser                           :    Hangzhou Industrial & Commercial Trust & Investment Co., Ltd. ( "Party B")
Registered Office                   :    11/F., Zhongcai Fozhan Tower, 115 Qingchun Road, Hangzhou City, Zhejiang Province, China
Registered Representative           :    Zheng Xiang Wei

Whereas: -

      (1) Party A and Hangzhou Rubber Factory are the shareholders of Hangzhou Zhongce Rubber Co., Limited (the "Joint Venture"), a Sino-foreign equity joint venture enterprise founded on June 12, 1992.

      (2) Upon the date of signing this agreement, Party A beneficially owned 51% equity interest in Hangzhou Zhongce Rubber Co., Limited.

      (3) Party B is a Company incorporated with limited equity liability under the approval of Administrative Offices for Industry and Commerce of Hangzhou City.

      (4) In order to adopt the demand of a modern operating enterprise, Party A would like to disposal of, while Party B would like to acquire 25% interests in the owned Joint Venture out of the 51% equity interest owned by Party A.

      On a honest, trustful, mutual beneficial, fair and willing basis, and pursuant to all terms and conditions set out in the equity joint venture contract, the articles of association and the related Chinese regulation.

      1. TRANSFER OF EQUITY SHAREHOLDING

      1.1 Party A agrees to transfer legally its 25% beneficial interests in the Joint Venture, according to the terms and methods as stipulated by this contract, to Party B. Party B agrees to accept 25% beneficial interests owned by Party A, according to the terms and methods as stipulated by this contract.

      2. CONSIDERATION AND THE METHOD OF PAYMENT

      2.1 Both parties agree the consideration for the share transfer as mentioned in this contract is Rmb164,659,656.90;

      2.2 Method of payment for the consideration: Party B shall deliver the consideration mentioned in section 2.1 to Party A within 15 working days after the China Commercial Department approved the share transfer.

      3. WARRANTIES AND UNDERTAKINGS OF THE VENDOR

      3.1 Party A confirms that it has the full legal rights and title to the said equity without the consent of any third party. of the said equity interests are free from all and any encumbrances whatsoever;

      3.2 Party A shall issue an official receipt after receiving the consideration;



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      3.3   Party A did not enter into any agreement or contract which is in conflict with the contents of this contract;

      3.4 Party A shall provide to Party B true, accurate and detailed financial and assets information of its and the Joint Venture;

      3.5 In order to expand the production of the Joint Venture continuously, both Party A and Party B agree that no dividend will be distributed within two years from the completion date of the share transfer.

      4. WARRANTIES AND UNDERTAKINGS OF PURCHASER

      4.1 Party B has full power and capacity to enter into and perform the above-mentioned share transfer of Party A's beneficial interests in the Joint Venture;

      4.2 Party B shall pay the consideration according to the agreed timing as mentioned in this contract on a timely basis;

      4.3 Party B did not enter into any agreement or contract which is in conflict with the contents of this contract;

      4.4 Party B shall provide to Party A true, accurate and detailed financial and assets information of it;

      4.5 When Party B become the shareholder of the Joint Venture, it must abide by all related terms of the equity joint venture contract and the articles of association and bare all corresponding obligation and entitled to all corresponding rights;

      4.6 In order to expand the production of the Joint Venture continuously, both Party A and Party B agree that no dividend will be distributed within two years from the completion date of the share transfer.

      5. APPROVAL FOR THE SHARE TRANSFER AND BUSINESS REGISTRATION

      5.1 Both Party A and Party B agree to authorize Hangzhou Rubber Factory to handle the application for the approval of the share transfer and for the approval of amend equity joint venture contract and amending the articles of association shall be done by, which is authorized by;

      5.2 Upon completion of the share transfer, the Joint Venture shall apply for amending its business registration through the Administrative Offices for Industry and Commerce;

      5.3 All costs and fee incurred from the performance of this contract, shall be borne must be strictly abide by the Joint Venture.

      6. OBLIGATIONS IN CASE OF BREACH OF CONTRACT

      6.1 Both Party A and Party B must be strictly abide by the terms of this contract. Any party failed to perform or failed to be abide by the terms of this contract is deemed to be in breach of this contract. Party in breach of this contract shall bear all losses and economic damages of the other party incurred thereof;

      7. FORCE MAJEURE

      7.1 Any party failed to perform the terms of this contract resulting from earthquake, fire or change of Chinese governmental policies, etc., shall not be liable to any obligation in case of in breach of contract.



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      8. COMPLETION

      8.1 Completion shall take place by the satisfaction of the following conditions: -

            a. Both Party A and Party B duly executed this contract;

            b. The board of directors of the Joint Venture resolved to approve the execution of this contract;

            c. A letter of consent shall be executed by the minority shareholder of the Joint Ventures, Hangzhou Rubber Factory;

            d. An approval obtained from the Chinese Commercial Department.

      9. JURISDICTION

      9.1 The parties agree that any legal action or proceeding arising out of or relating to this contract may be brought in the civil courts of Hangzhou city and irrevocably submits to the non-exclusive jurisdiction of such courts.

      10. ATTACHMENTS TO THIS CONTRACT

      10.1 All attachments of this contract are undividable part of this contract, which have the same legal position as this contract.

      11. AMENDMENTS IN WRITING

      11.1 Any amendment or wavier of any provision of this contract and any waiver of any default under this contract shall only be effective if made in writing and signed by both Party A and Party B.

      12. OTHERS

      12.1 This contract and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Peoples' Republic of China.

      12.2 This contract is prepared in Chinese and has 10 original copies. Party A, Party B and Hangzhou Rubber Factory retain one copy each respectively and the remaining 7 copies are filed to the regulatory authority for approval.

This agreement was signed on June 15, 2002 in Hangzhou City, Zhejiang Province.

PARTY A:                                PARTY B:
CHINA ENTERPRISES LIMITED               HANGZHOU INDUSTRIAL & COMMERCIAL TRUST &
                                        INVESTMENT CO., LTD.


/s/ Li Wa Kin                           /s/ Zheng Xiang Wei
----------------------------------      ----------------------------------------
LI WA KIN                               ZHENG XIANG WEI
Seal:                                   Seal:


[English language translation of original contract which is in Chinese]



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